               VOID AFTER 5 P.M. PACIFIC TIME ON DECEMBER 31, 2002

                           WARRANTS TO PURCHASE UNITS


W_____                                       _________ Warrants

                            E.COM INTERNATIONAL, INC.

                              CUSIP _______________


THIS CERTIFIES THAT

PAULSON INVESTMENT COMPANY INC.

or registered assigns, is the registered holder of the number of Warrants ("Unit Warrants") set forth above. Each Unit Warrant entitles the holder thereof to purchase from E.COM International, Inc., a corporation incorporated under the laws of the State of Oregon ("Company"), subject to the terms and conditions set forth hereinafter and in the Warrant Agreement hereinafter more fully described (the "Warrant Agreement") referred to, one Unit consisting of one fully paid and non-assessable share of Common Stock of the Company ("Common Stock") and one warrant to purchase Common Stock (each, a "Warrant") upon presentation and surrender of this Warrant Certificate with the instructions for the registration and delivery of Common Stock filled in, at any time prior to 5:20 P.M., Pacific time, on December 31, 2002 or, if such Warrant is redeemed as provided in the Warrant Agreement, at any time prior to the effective time of such redemption, at the stock transfer office in Spokane, Washington, of TranSecurities International, Inc., Warrant Agent of the Company ("Warrant Agent") or of its successor warrant agent or, if there be no successor warrant agent, at the corporate offices of the Company, and upon payment of the Exercise Price (as defined in the Warrant Agreement) and any applicable taxes paid either in cash, or by certified or official bank check, payable in lawful money of the United States of America to the order of the Company. Each Warrant initially entitles the holder to purchase one share of Common Stock for $3.50 (the "Exercise Price"), subject to reduction by $0.01 per day for each day after the 90th day following the last day on which Warrants are sold by the Company until a registration relating in part to the Warrants and the Common Stock obtainable on exercise thereof has been declared effective under the Securities Act of 1933, as amended (the "Act"). A reduction of the Exercise Price by $0.01 per day will also occur if the Company invokes its right (described below) to fail to deliver securities upon any exercise of Warrants or to redeem such exercised Warrants for cash; PROVIDED, HOWEVER that no adjustment to the Exercise Price shall occur
(1) if the Company

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determines in good faith that due to subsequent events or developments, statements in the registration statement which were accurate at the time the registration statement became effective have become materially misleading or the registration statement contains material omissions which did not exist at the time the registration statement became effective, and as a result the Company is unable to deliver a valid prospectus in accordance with the terms of the Warrant Agreement, PROVIDED that the Company shall make all reasonable efforts and take all reasonable steps to correct such material misstatement or material omission as soon as practicable; or (2) if, in the opinion of the Board of Directors of the Company, upon advice of counsel, a prospectus to be delivered in accordance with the terms of the Warrant Agreement would require the disclosure of some fact or circumstance which has not otherwise been disclosed in the registration statement, and the Board of Directors determines in good faith that disclosure of such fact or circumstance is not in the best interest of the Company, PROVIDED that the Board of Directors may do so not more than twice and for not more than 90 days. The number and kind of securities or other property for which the Warrants are exercisable (and the rate of reduction in the Exercise Price described in the foregoing two sentences) are subject to further adjustment in certain events, such as mergers, splits, stock dividends, recapitalizations and the like, to prevent dilution. The Company may redeem any or all outstanding and unexercised Warrants at any time if the Daily Price has exceeded $5.00 for twenty consecutive trading days immediately preceeding the date of notice of such redemption, upon 30 days notice, at a price equal to $0.25 per Warrant. For the purpose of the foregoing sentence, the term "Daily Price" shall mean, for any relevant day, the closing bid price on that day as reported by the principal exchange or quotation system on which prices for the Common Stock are reported, provided, however, that, if the principal quotation system publishes a range of bid prices, the highest closing bid price shall be used. All Warrants not theretofore exercised or redeemed will expire on December 31, 2002.

     This Warrant Certificate is subject to all of the terms, provisions and conditions of the Warrant Agreement, dated as of September 9, 1997 ("Warrant Agreement"), between the Company and the Warrant Agent, to all of which terms, provisions and conditions the registered holder of this Warrant Certificate consents by acceptance hereof. The Warrant Agreement is incorporated herein by reference and made a part hereof and reference is made to the Warrant Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities of the Warrant Agent, the Company and the holders of the Warrant Certificates. In the event of any discrepancy between the provisions of this Warrant Certificate and of the Warrant Agreement, the Warrant Agreement shall control. Copies of the Warrant Agreement are available for inspection at the stock transfer office of the Warrant Agent or may be obtained upon written request addressed to the Company at 7737 Cirrus Drive, Beaverton, Oregon 97008,
Attention: Chief Financial Officer.

     The Company shall not be required upon the exercise of the Unit Warrants evidenced by this Warrant Certificate to issue fractions of Warrants, Common Stock or


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other securities, but shall make adjustment therefor in cash on the basis of the current market value of any fractional interest as provided in the Warrant Agreement.

     In certain cases, the sale of securities by the Company upon exercise of Unit Warrants or Warrants would violate the securities laws of the United States, certain states thereof or other jurisdictions. The Company has agreed to use its best efforts to cause a registration statement to continue to be effective during the term of the Unit Warrants or Warrants with respect to such sales under the Act, and to take such action under the laws of various states as may be required to cause the sale of securities upon exercise to be lawful. However, the Company will not be required to honor the exercise of Unit Warrants or Warrants if, in the opinion of the Board of Directors, upon advice of counsel, the sale of securities upon such exercise would be unlawful. In certain cases, the Company may, but is not required to, purchase Warrants submitted for exercise for a cash price equal to the difference between the market price of the securities obtainable upon such exercise and the exercise price of such Warrants.

     This Warrant Certificate, with or without other Certificates, upon surrender to the Warrant Agent, any successor warrant agent or, in the absence of any successor warrant agent, at the corporate offices of the Company, may be exchanged for another Warrant Certificate or Certificates evidencing in the aggregate the same number of Unit Warrants as the Warrant Certificate or Certificates so surrendered. If the Unit Warrants evidenced by this Warrant Certificate shall be exercised in part, the holder hereof shall be entitled to receive upon surrender hereof another Warrant Certificate or Certificates evidencing the number of Unit Warrants not so exercised.


     No holder of this Warrant Certificate, as such, shall be entitled to vote, receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose whatever, nor shall anything contained in the Warrant Agreement or herein be construed to confer upon the holder of this Warrant Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof or give or withhold consent to any corporate action (whether upon any matter submitted to stockholders at any meeting thereof, or give or withhold consent to any merger, recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, conveyance or otherwise) or to receive notice of meetings or other actions affecting stockholders (except as provided in the Warrant Agreement) or to receive dividends or subscription rights or otherwise until the Unit Warrants evidenced by this Warrant Certificate shall have been exercised and the Common Stock purchasable upon the exercise thereof shall have become deliverable as provided in the Warrant Agreement.

     If this Warrant Certificate shall be surrendered for exercise within any period during which the transfer books for the Company's Common Stock or other class of stock purchasable upon the exercise of the Unit Warrants evidenced by this Warrant

Certificate are closed for any purpose, the Company shall not be required to make delivery of certificates for shares purchasable upon such transfer until the date of the reopening of said transfer books.

     Every holder of this Warrant Certificate by accepting the same consents and agrees with the Company, the Warrant Agent, and with every other holder of a Warrant Certificate that:

(a) this Warrant Certificate is transferable on the registry books of the Warrant Agent only upon the terms and conditions set forth in the Warrant Agreement, and

(b) the Company and the Warrant Agent may deem and treat the person in whose name this Warrant Certificate is registered as the absolute owner hereof (notwithstanding any notation of ownership or other writing thereon made by anyone other than the Company or the Warrant Agent) for all purposes whatever and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

     The Company shall not be required to issue or deliver any certificate for shares of Common Stock or other securities upon the exercise of Unit Warrants evidenced by this Warrant Certificate until any tax which may be payable in respect thereof by the holder of this Warrant Certificate pursuant to the Warrant Agreement shall have been paid, such tax being payable by the holder of this Warrant Certificate at the time of surrender.

     This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.


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

     WITNESS the facsimile signatures of the proper officers of the Company and its corporate seal.

Dated: December ____, 1997

                              E.COM INTERNATIONAL, INC.



                              By:
                                 ---------------------------------------
                                   William F. Stephens
                                   President and Chief Executive Officer


                              Attest:
                                      -------------------------
                                      Steven A. Larson
                                      Secretary
Countersigned

TRANSECURITIES INTERNATIONAL, INC.



By:
   --------------------------------
     Carolyn S. Tedesco
     President




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